Exhibit 16.1

KPMG LLP
Suite 600
701 West Eighth Avenue
Anchorage, AK 99501

April 4, 2016

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Alaska Communications Systems Group, Inc. and, under the date of March 28, 2016, we reported on the consolidated financial statements of Alaska Communications Systems Group, Inc. and subsidiaries as of and for the years ended December 31, 2015 and 2014 and the effectiveness of internal control over financial reporting as of December 31, 2015. On March 30, 2016, we were dismissed. We have read Alaska Communications Systems Group, Inc.’s statements included under Item 4.01 of its Form 8-K dated March 30, 2016, and we agree with such statements, except that we are not in a position to agree or disagree with Alaska Communications Systems Group, Inc.’s (i) statement regarding the process for changing principal accountants, (ii) statement that the change was approved by the audit committee of the board of directors, (iii) statement that Moss Adams had no commercial relationships with the Alaska Communications Systems Group, Inc. that would impair its independence, or (iv) statement that Moss Adams was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Alaska Communications Systems Group, Inc.’s consolidated financial statements or the effectiveness of internal control over financial reporting.

Very truly yours,

KPMG LLP is a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative (“KPMG International”), a Swiss entity.